EXHIBIT 97.1

THE WENDY’S COMPANY
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

1.Introduction

In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, the Board of Directors (the “Board”) of The Wendy’s Company (the “Company”) has adopted a policy (this “Policy”) providing for the Company’s recoupment of certain incentive-based compensation paid to Covered Executives (as defined in Section 4 below) in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under applicable securities laws. This Policy is designed to comply with, and shall be construed and interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market (“Nasdaq”). This Policy is in addition to, and shall not limit in any way, other policies of the Company and its affiliates in respect of compensation and forfeiture or recovery thereof.

2.Administration

Administration and enforcement of this Policy is delegated to the Compensation and Human Capital Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”). Determinations of the Committee under this Policy need not be uniform with respect to any or all Covered Executives and shall be final and binding on all Covered Executives.

3.Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply only to Covered Compensation (as defined in Section 5 below) that is received on or after the Effective Date.

4.Covered Executives

This Policy covers each current or former officer of the Company, determined in accordance with Nasdaq Listing Rule 5608 (including each current or former officer subject to Section 16 of the Exchange Act), as determined from time to time by the Committee or the Board (each, a “Covered Executive”).

5.Covered Compensation

This Policy applies to all compensation that is granted, paid, earned or that becomes vested based wholly or in part upon the attainment of any “financial reporting measure” (as defined in Nasdaq

Listing Rule 5608) (“Covered Compensation”) to Covered Executives at a time when the Company has a class of securities listed on a national securities exchange or a national securities association. This Policy shall apply to all Covered Compensation received by an employee who served as a Covered Executive at any time during the performance period for that Covered Compensation.

6.Financial Restatements; Recoupment

In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Committee shall promptly review the Covered Compensation received by each Covered Executive during the three fiscal years immediately preceding the Required Financial Restatement Date (as defined below) as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. Regardless of whether the Company filed restated financial statements, the Company shall, to the full extent permitted by this Policy and governing law, promptly seek recoupment of all Covered Compensation, whether in the form of cash or equity, awarded or paid to a Covered Executive (computed without regard to any taxes paid by the Covered Executive), if and to the extent:

1.the amount of the Covered Compensation was calculated based upon the achievement of financial results that were subsequently the subject of a Restatement; and

2.the amount of the Covered Compensation that would have been received by the Covered Executive had the financial results been properly reported would have been lower than the amount actually received.

For the avoidance of doubt, recovery under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by the Covered Executive or the Covered Executive being found responsible for the accounting error leading to a Restatement.

If the achievement of financial results was considered in determining the amount of Covered Compensation awarded or paid to a Covered Executive, but the Covered Compensation is not awarded or paid on a formulaic basis, the Committee shall determine, in its sole discretion (consistent with the requirements of Nasdaq Listing Rule 5608), the amount, if any, by which the payment or award should be reduced or recouped.

For incentive-based compensation based on the Company’s stock price or total stockholder return (“TSR”), where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in a Restatement, (i) the amount shall be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the incentive-based compensation was received and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide the relevant documentation as required to Nasdaq.

For purposes of this Policy, the “Required Financial Restatement Date” is the earlier to occur of:

1.the date the Board, a committee of the Board or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and

2.the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

For the avoidance of doubt, a Covered Executive will be deemed to have received Covered Compensation in the fiscal period during which the financial reporting measure specified in the award is attained, even if (i) payment or grant of the Covered Compensation occurs after the end of that period or (ii) the Covered Executive remains subject to additional payment conditions with respect to such award.

7.Method of Recoupment

The Committee shall determine, in its sole discretion, the method and timing for recouping erroneously awarded Covered Compensation pursuant to this Policy, which may include, without limitation:

a.requiring reimbursement of cash incentive compensation previously paid;

b.seeking recovery of any Equity Proceeds;

c.cancelling or rescinding prior cash-based or equity-based awards, whether vested or unvested or paid or unpaid;

d.adjusting or withholding from unpaid compensation or other set-off to the extent permitted by applicable law or contract;

e.reducing or eliminating future salary increases, cash-based or equity-based incentive compensation, bonuses, awards or severance; and/or

f.any other method authorized by applicable law or contract.

For purposes hereof, “Equity Proceeds” includes (i) all proceeds realized by a Covered Executive from the sale of shares of Company common stock previously obtained as incentive compensation, (ii) any unrealized gain from the exercise of stock options previously obtained as incentive compensation and (iii) any outstanding shares of Company common stock held by the Covered Executive that were received upon the exercise of stock options or in connection with the vesting or settlement of restricted stock, restricted stock units, performance units or other equity or equity-based awards, in each case previously obtained as incentive compensation.

8.Impracticability Exceptions

The Committee shall not seek recoupment of any erroneously awarded Covered Compensation to the extent the Committee determines, in accordance with Nasdaq Listing Rule 5608, that:

1.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of erroneously awarded Covered Compensation to be recovered (as documented and reported to Nasdaq after a reasonable attempt to recover);

2.recovery would violate home country law, where that law was adopted prior to November 28, 2022; or

3.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9.Indemnification

No member of the Board or employee (in the capacity of administering or enforcing this Policy) of the Company or any if its affiliates shall be personally liable for any action, determination or interpretation made with respect to administration of this Policy. To the fullest extent permitted by applicable law, and without limiting indemnification rights under the Company’s organizational documents or any other policy or agreement, the Company shall indemnify and hold harmless each member of the Board, and each employee of the Company, from and against any and all losses arising from or related to any action, determination or interpretation with respect to administration of this Policy.

None of the Company or its affiliates shall indemnify any Covered Executive, or pay or reimburse the cost of insurance, against (a) the loss of any erroneously awarded Covered Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or (b) any claims relating to the Company’s enforcement of its rights under this Policy.

10.Severability

If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

11.Amendments

The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

12.No Impairment of Other Remedies

The remedies under this Policy are in addition to, and not in lieu of, any and all other legal and equitable rights, remedies or claims available to the Company pursuant to the terms of any policy, plan, agreement, program or other arrangement and shall not limit any other right, remedy or enforcement mechanism available to the Company or pursuant to any actions that may be imposed by law enforcement agencies, regulators or other authorities. The Company may adopt additional recoupment provisions or policies in the future or amend existing recoupment requirements as required or permitted by applicable law or regulation. Nothing contained in this Policy, and no recoupment or recovery as contemplated hereby, shall limit any claims, damages or other remedies the Company may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

13.Governing Law

This Policy and all rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

THE WENDY’S COMPANY
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of The Wendy’s Company Policy for Recoupment of Incentive Compensation (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that, notwithstanding any other plan, agreement or arrangement, the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Covered Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Signature:

Printed Name:

Date: